EXHIBIT 23(a)



               Consent of Independent Auditors


The Board of Directors
Olin Corporation:


We consent to incorporation by reference in this Registration Statement on Form S-8 of Olin Corporation of our reports dated January 27, 1994, relating to the consolidated balance sheets of Olin Corporation and consolidated subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which reports appear or are incorporated by reference in the December 31, 1993 annual report on Form 10-K of Olin Corporation and our report dated October 22, 1993, relating to the statements of financial condition of the Olin Corporation Contributing Employee Ownership Plan as of June 30, 1993 and 1992, and the related statements of income and changes in participants' equity for each of the years in the three-year period ended June 30, 1993, which report appears in the June 30, 1993 annual report on Form 11-K of the Olin Corporation Contributing Employee Ownership Plan.



KPMG PEAT MARWICK



Stamford, Connecticut

March 14, 1994